Exhibit 10.7

Translation

Equity Pledge Agreement

between

[                    ]

and

The9 Computer Technology Consulting (Shanghai) Co., Ltd.

Regarding

Shanghai Jiucheng Advertisement Co., Ltd.

                     2004

Translation

Translation

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter this “Agreement”) is entered into in Shanghai of the People’s Republic of China (hereinafter “PRC”) as of                      2004 by and between the following Parties:

(1)	[ ], a PRC citizen, with his identity card number of [ ] and his domicile address at [ ], Shanghai, PRC (hereinafter “Pledgor”); and

(2)	The9 Computer Technology Consulting (Shanghai) Co., Ltd., a company with limited liability established upon registration in Shanghai of the PRC with its registered address at B-44 No. 498 Guoshoujing Road, Zhangjiang Hi-tech Park, Shanghai, PRC (hereinafter “Pledgee”).

Any single Party hereinafter a “Party” and the two Parties collectively the “Parties”.

Whereas:

(1)	Pledgor is the enrolled shareholder of Shanghai Jiucheng Advertisement Co., Ltd. (a company with limited liability established and validly existing under the PRC Law with its registered address at No. 8885 Hutai Road, Shanghai, PRC, hereinafter “Jiucheng Advertising”), legally holding 10% of the equity of Jiucheng Advertising (hereinafter “Jiucheng Advertising Equity”), and the corporate basic information of Jiucheng Advertising as of the date of this Agreement is as set out in Appendix I hereto.

(2)	Pursuant to the Loan Agreement dated [ ], 2004 between Pledgee and Pledgor (hereinafter the “Loan Agreement”), Pledgee has already provided Pledgor with a loan totaling in aggregate the amount sixty thousand Renminbi (RMB60,000), which shall be repaid, at the sole discretion of Pledgee, by Pledgor promptly at the written repayment request by Pledgee to Pledgor.

(3)	Pursuant to the Equity Transfer Option Agreement dated [ ], 2004 between Pledgee and Pledgor (hereinafter the “Equity Transfer Option Agreement”), Pledgor shall, to the extent permitted by the PRC Law, transfer at the request of Pledgee all or part of its equity shares in Jiucheng Advertising to Pledgee and/or any other entities or persons designated by Pledgee.

Translation

(4)	Pursuant to the Shareholders’ Voting Right Entrustment Agreement dated [ ], 2004 between Pledgee and Pledgor (hereinafter the “Voting Right Entrustment Agreement”), Pledgor has already irrevocably entrusted Pledgee with full power to exercise on its behalf all of its shareholders’ voting rights in Jiucheng Advertising.

(5)	As the guarantee by Pledgor for its performance of the Contract Obligations (as defined below) and repayment of the Guaranteed Liabilities (as defined below), Pledgor agrees to pledge all of its Jiucheng Advertising Equity to Pledgee, and grants herewith to Pledgee the right of first priority in the pledging.

The Parties hereby have reached the following agreement upon mutual consultations:

Article 1 – Definition

1.1	Except as otherwise construed in the context, the following terms in this Agreement shall be interpreted to have the following meanings:

“Contract Obligations” shall mean all contractual obligations of Pledgor under the Loan Agreement, Equity Transfer Option Agreement and Voting Right Entrustment Agreement; all contractual obligations of Pledgor under this Agreement.

“Guaranteed Liabilities” shall mean all liabilities of Pledgor under the Loan Agreement; all direct, indirect and derivative losses and loss of foreseeable profits suffered by Pledgee due to any Breaching Event (as defined below) of Pledgor, the amount of which shall be determined by Pledgee in its absolute sole discretion, to which Pledgor shall be subject; and all fees incurred by Pledgee for its enforcement of the Contractual Obligations of Pledgor.

“Transaction Agreements” shall mean the Loan Agreement, Equity Transfer Option Agreement and Voting Right Entrustment Agreement.

“Breaching Event” shall mean any breach by Pledgor of its Contractual Obligations under the Loan Agreement, Equity Transfer Option Agreement, Voting Right Entrustment Agreement and/or this Agreement.

Translation

“Pledged Property” shall mean all of Pledgor’s Jiucheng Advertising Equity legally owned by Pledgor as of the effectiveness hereof, which Pledgor shall pledge to Pledgee according to provisions hereof as the guarantee by it for the performance of its Contractual Obligations, and the increased contribution amounts and interests as according to 2.6 and 2.7 hereof.

“PRC Law” shall mean the then valid laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China.

1.2	The references to any PRC Law herein shall be deemed (1) to include the references to the amendments, changes, supplements and reenactments of such law, irrespective of whether they take effect before or after the formation of this Agreement; and (2) to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3	Except as otherwise stated in the context herein, all references to an Article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2 – Equity Pledge

2.1	Pledgor hereby agrees to pledge the Pledged Property, which it legally owns and has the right to dispose of, to Pledgee according to the provisions hereof as the repayment guarantee for the Guaranteed Liabilities.

2.2	Pledgor hereby undertakes that it will be responsible for, on the date hereof, recording the arrangement of the equity pledge hereunder (hereinafter the “Equity Pledge”) on the shareholder register of Jiucheng Advertising.

2.3	During the valid term of this Agreement, except for the willful material negligence of Pledgee or such negligence is directly related as cause/result to the consequence, Pledgee shall not be liable in any way to, nor shall Pledgor have any right to claim in any way or propose any demands on Pledgee, in respect of the reduction in value of the Pledged Property.

2.4	Subject to compliance with the provision of 2.3 above, in case of any possibility of obvious reduction in value of the Pledged Property which is sufficient to

Translation

jeopardize Pledgee’s rights, Pledgee may demand Pledgor to provide corresponding guarantee as supplements. Where Pledgor fails to do so, Pledgee may at any time auction or sell off the Pledged Property on behalf of Pledgor, and discuss with Pledgor to use the proceeds from such auction or sale-off as pre-repayment of the Guaranteed Liabilities, or may submit such proceeds to the local notary institution where Pledgee is domiciled (any fees incurred in relation thereto shall be borne by Pledgor).

2.5	In case of any Breaching Event, Pledgee shall have the right to dispose of the Pledged Property in the way set out in Article 4 hereof.

2.6	Only upon prior consent by Pledgee shall Pledgor be able to increase its capital contribution to Jiucheng Advertising. Pledgor’s increased capital amount in Jiucheng Advertising due to its increased capital contribution to Jiucheng Advertising shall also be part of the Pledged Property.

2.7	Only upon prior consent by Pledgee shall Pledgor be able to receive dividends from the Pledged Property. The dividends received by Pledgor from the Pledged Property shall be deposited into Pledgee’s bank account designated by Pledgee, to be under the supervision of Pledgee and used as the Pledged Property to repay in priority the Guaranteed Liabilities.

Article 3 – Release of Pledge

3.1	Upon full and complete performance by Pledgor of all Contractual Obligations, Pledgee shall, at the request of Pledgor, release the pledge hereunder, and shall cooperate with Pledgor to handle the formalities to cancel the record of the Equity Pledge in the shareholder register of Jiucheng Advertising, with the reasonable fees to be incurred in connection with the release of the pledge to be borne by Pledgor.

Article 4 – Disposal of the Pledged Property

4.1	Pledgor and Pledgee agree hereby that, in case of any Breaching Event, Pledgee shall have the right to exercise, upon giving written notice to Pledgor, all of its remedies and powers at breaching enjoyable by it under the PRC Law, Transaction Agreements and the terms hereof, including but not limited to

Translation

repayment in priority with proceeds from auctions or sale-offs of the Pledged Property. Pledgee shall not be liable for any loss as the result of its reasonable exercise of such rights and powers.

4.2	Pledgee shall have the right to designate in writing its legal consultant or other agents to exercise on its behalf any and all rights and powers set out above, and Pledgor shall not oppose thereto.

4.3	The reasonable costs incurred by Pledgee in connection with its exercise of any and all rights and powers set out above shall be borne by Pledgor, and Pledgee shall have the right to deduct such costs in fact from the proceeds it acquires from the exercise of the rights and powers.

4.4	The proceeds Pledgee acquires from the exercise of its rights and powers shall be used in the priority order as follows:

•	First, to pay any cost incurred in connection with the disposal of the Pledged Property and the exercise by Pledgee of its rights and powers (including remuneration paid to its legal consultant and agents);

•	Second, to pay any taxes payable for the disposal of the Pledged Property; and

•	Third, to repay Pledgee for the Guaranteed Liabilities.

In case of any balance after payment of the above amounts, Pledgee shall return the same to Pledgor or other persons entitled thereto according to the relevant laws and rules, or submit the same to the local notary institution where Pledgee is domiciled (any fees incurred in relation thereto shall be borne by Pledgor).

4.5	Pledgee shall have the option to exercise, simultaneously or in certain sequence, any of the remedies at breaching it is entitled to; Pledgee is not obliged to exercise other remedies at breaching before its exercise of the right to the auctions or sale-offs of the Pledged Property hereunder.

Article 5 – Fees and Costs

5.1	All actual costs in connection with the establishment of the Equity Pledge hereunder, including but not limited to stamp duties, any other taxes, all legal fees, etc shall be borne by Pledgor and Pledgee respectively.

Translation

Article 6 – Continuity and No Waive

6.1	The Equity Pledge hereunder is a continuous guarantee, with its validity to continue until the full performance of the Contractual Obligations or the full repayment of the Guaranteed Liabilities. Neither exemption or grace period granted by Pledgee to Pledgor in respect of its breach, nor delay by Pledgee in exercising any of its rights under the Transaction Agreements and this Agreement shall affect the rights of Pledgee under this Agreement, relevant PRC Law and the Transaction Agreements, the rights of Pledgee to demand at any time thereafter the strict performance of the Transaction Agreements and this Agreement by Pledgor or the rights Pledgee may be entitled to due to subsequent breach by Pledgor of the Transaction Agreements and/or this Agreement.

Article 7 – Representations and Warranties

Pledgor hereby represents and warrants to Pledgee as follows:

7.1	Pledgor is a PRC citizen with full capacity, with legal right and capacity to execute this Agreement and to bear legal obligations hereunder.

7.2	All reports, documents and information provided by Pledgor to Pledgee prior to the effectiveness of this Agreement concerning Pledgor and all issues required by this Agreement are true and valid in all material aspects as of the execution hereof.

7.3	All reports, documents and information provided by Pledgor to Pledgee after the effectiveness of this Agreement concerning Pledgor and all issues required by this Agreement are true and valid in all material aspects at the time of their provisions.

7.4	At the time of the effectiveness of this Agreement, Pledgor is the sole legal owner of the Pledged Property, with no existing dispute whatever concerning the ownership of the Pledged Property. Pledgor has the right to dispose of the Pledged Property or any part thereof.

Translation

7.5	Except for the encumbrance set on the Pledged Property hereunder and the rights set under the Transaction Agreements, there is no other encumbrance or third party interest set on the Pledged Property.

7.6	The Pledged Property is capable of being pledged or transferred according to the laws, and Pledgor has the full right and power to pledge the Pledged Property to Pledgee according to this Agreement.

7.7	This Agreement constitutes the legal, valid and binding obligations on Pledgor when it is duly executed by Pledgor.

7.8	Any consent, permission, waive or authorization by any third person, or any approval, permission or exemption by any government authority, or any registration or filing formalities (if required by laws) with any government authority to be handled or obtained in respect of the execution and performance hereof and the Equity Pledge hereunder have already been handled or obtained, and will be fully effective during the valid term of this Agreement.

7.9	The execution and performance by Pledgor of this Agreement are not in violation of or conflict with any laws applicable to it, or any agreement to which it is a party or which has binding effect on its assets, any court judgment, any arbitration award, or any administration authority decision.

7.10	The pledge hereunder constitutes the encumbrance of first order in priority on the Pledged Property.

7.11	All taxes and fees payable in connection with acquisition of the Pledged Property have already been paid in full amount by Pledgor.

7.12	There is no pending or, to the knowledge of Pledgor, threatened litigation, legal process or demand by any court or any arbitral tribunal against Pledgor, or its property, or the Pledged Property, nor is there any pending or, to the knowledge of Pledgor, threatened litigation, legal process or demand by any government authority or any administration authority against Pledgor, or its property, or the Pledged Property, which is of material or detrimental effect on the economic status of Pledgor or its capability to perform the obligations hereunder and the Guaranteed Liabilities.

Translation

Pledgor hereby warrants to Pledgee that the above representations and warranties will remain true and correct at any time and under any circumstance before the Contractual Obligations are fully performed or the Guaranteed Liabilities are fully repaid, and will be fully complied with.

Article 8 – Undertakings by Pledgor

Pledgor hereby undertakes to Pledgee as follows:

8.1	In case that the value of the Pledged Property is detrimentally affected due to any cause not attributable to Pledgee, Pledgor shall at the request of Pledgee provide Pledgee with further guarantee in the way and on the terms acceptable to Pledgee, as to supplement or replace the Pledged Property fully.

8.2	Without the prior written consent by Pledgee, Pledgor shall not establish or permit to establish any new pledge or any other encumbrance on the Pledged Property; pledge or any other encumbrance on the whole or part of the Pledged Property established without the prior written consent by Pledgee shall be null and void.

8.3	Without first giving written notice to Pledgee and having Pledgee’s prior written consent, Pledgor shall not transfer the Pledged Property, and any attempt by Pledgor to transfer the Pledged Property shall be null and void. The proceeds from transfer of the Pledged Property by Pledgor shall be used to repay to Pledgee in advance the Guaranteed Liabilities or submit the same to the third party agreed with Pledgee.

8.4	In case of any litigation, arbitration or other demand which may affect detrimentally the interest of Pledgor or Pledgee under the Transaction Agreements and hereunder or the Pledged Property, Pledgor undertakes to notify Pledgee thereof in writing as soon as possible and promptly and shall take, at the reasonable request of Pledgee, all necessary measures to ensure the pledge interest of Pledgee in the Pledged Property.

8.5	Pledgor shall not carry on or permit any act or action which may affect detrimentally the interest of Pledgee under the Transaction Agreements and hereunder or the Pledged Property.

Translation

8.6	Pledgor shall provide, during the first month of each calendar quarter, Pledgee with the financial statement of Jiucheng Advertising for the preceding calendar quarter, including but not limited to its balance sheet, profit statement and cash flow statement.

8.7	Pledgor guarantees that it shall, at the reasonable request of Pledgee, take all necessary measures and execute all necessary documents (including but not limited to supplementary agreement hereof) as to ensure the pledge interest of Pledgee in the Pledged Property and the exercise and realization of the rights thereof.

8.8	In case of assignment of any Pledged Property as the result of the exercise of the right to the pledge hereunder, Pledgor guarantees that it will take all necessary measures to realize such assignment.

Article 9 – Change of Circumstances

9.1	As supplement and subject to compliance with other terms of the Transaction Agreements and this Agreement, in case that at any time the promulgation or change of any PRC Law, regulations or rules, or change in interpretation or application of such laws, regulations and rules, or the change of the relevant registration procedures enables Pledgee to believe that it will be illegal or in conflict with such laws, regulations or rules to further maintain the effectiveness of this Agreement and/or dispose of the Pledged Property in the way provided herein, Pledgor shall, at the written direction of Pledgee and in accordance with the reasonable request of Pledgee, promptly take actions and/or execute any agreement or other document, in order to:

(1)	keep this Agreement remain in effect;

(2)	facilitate the disposal of the Pledged Property in the way provided herein; and/or

(3)	maintain or realize the guarantee established or intended to establish hereunder.

Translation

Article 10 – Effectiveness and Term of This Agreement

10.1	This Agreement shall become effective upon the satisfaction of all of the following conditions:

(1)	this Agreement is duly executed by each of the Parties; and

(2)	the Equity Pledge hereunder has been legally recorded in the shareholders’ register of Jiucheng Advertising.

Pledgor shall provide the registration certification of the Equity Pledge being recorded in the shareholders’ register as mentioned above to Pledgee in a way satisfactory to Pledgee.

10.2	This Agreement shall have its valid term until the full performance of the Contractual Obligations or the full repayment of the Guaranteed Liabilities.

Article 11 - Notice

11.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

11.2	The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting the same if posted by mail.

Article 12 - Miscellaneous

12.1	Pledgee may, upon notice to Pledgor but not necessarily with Pledgor’s consent, assign Pledgee’s rights and/or obligations hereunder to any third party; provided that Pledgor may not, without Pledgee’s prior written consent, assign Pledgor’s rights, obligations and/or liabilities hereunder to any third party. Successors or permitted assignees (if any) of Pledgor shall continue to perform the obligations of Pledgor under this Agreement.

12.2	The amount of the Guaranteed Liabilities decided by Pledgee at its sole discretion

Translation

in its exercise of the right of pledge to the Pledged Property according to this Agreement shall be the conclusive evidence of the Guaranteed Liabilities hereunder.

12.3	This Agreement shall be prepared in the Chinese language in [two (2)] original copies, with each involved Party holding one (1) copy hereof.

12.4	The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.

12.5	Any disputes arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Branch for arbitration in Shanghai in accordance with the arbitration rules of such Commission, and the arbitration award shall be final and binding on both Parties.

12.6	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.

12.7	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

12.8	The titles of the Articles contained herein shall be for reference only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.

12.9	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

Translation

12.10	Any amendments or supplements to this Agreement shall be made in writing. Except for assignment by Pledgee of its rights hereunder according to Article 12.1 of this Agreement, the amendments or supplements to this Agreement shall take effect only when properly signed by the Parties to this Agreement.

12.11	This Agreement shall be binding on the legal successors of the Parties.

12.12	At the time of execution hereof, Pledgor shall sign a power of attorney (hereinafter the “Power of Attorney”) to authorize any person designated by Pledgee to sign on its behalf according to this Agreement any and all legal documents necessary for the exercise by Pledgee of its rights hereunder. Such Power of Attorney shall be delivered to Pledgee to keep in custody and, when necessary, Pledgee may at any time submit the Power of Attorney to the relevant government authority.

[The following is intended to be blank]

Translation

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed as of the date and in the place first here above mentioned.

Pledgor
Signature:

The9 Computer Technology Consulting (Shanghai) Co., Ltd.

(Company chop)

Signature by Authorized Representative:
Name:
Position:

Translation

Appendix I:

Basic Information of Jiucheng Advertising

Company Name:	Shanghai Jiucheng Advertisement Co., Ltd.

Registered Address:	Room 306C, No. 88 Liuhe Road, Shanghai, PRC

Registered Capital:	RMB600,000

Legal Representative:	He Xudong

Equity Structure:

Shareholder’s Name	Contribution (RMB)	Equity Share
He Xudong	RMB60,000	10%
Shanghai Jiucheng Information Technology Co., Ltd.	RMB540,000	90%

Total	RMB600,000	100%

Translation

Appendix II:

Format of the Power of Attorney

I, He Xudong, hereby irrevocably entrusts                     , with his/her identity card number                     , to be my authorized trustee to sign on my behalf all legal documents necessary or desirous for The9 Computer Technology Consulting (Shanghai) Co., Ltd. to exercise its rights under the Equity Pledge Agreement Regarding Shanghai Jiucheng Advertisement Co., Ltd. between it and myself.

Signature:

Date: